                                                                  EXHIBIT 11

                        ABBOTT LABORATORIES AND SUBSIDIARIES

                  CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

             (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                                YEAR ENDED DECEMBER 31
                                                         --------------------------------------
BASIC EARNINGS PER SHARE:                                  1997         1996             1995
                                                         --------     ---------       ---------
1.   NET EARNINGS                                        $2,094.5     $1,882.0         $1,688.7

2.   AVERAGE NUMBER OF SHARES OUTSTANDING
     DURING THE YEAR                                        769.9        781.2            795.4
                                                         --------     --------        --------

3.   EARNINGS PER SHARE BASED UPON AVERAGE
     OUTSTANDING SHARES (1 DIVIDED BY 2)                 $   2.72     $   2.41         $   2.12
                                                         ========     ========         ========
DILUTED EARNINGS PER SHARE:
1.   NET EARNINGS                                        $2,094.5     $1,882.0         $1,688.7
                                                         ========     ========         ========

2.   AVERAGE NUMBER OF SHARES OUTSTANDING
     DURING THE YEAR                                        769.9        781.2            795.4
                                                         ========     ========         ========

3.   ADDITIONAL SHARES ASSUMING FULL DILUTION:
     A. WEIGHTED AVERAGE STOCK OPTIONS GRANTED
        AND OUTSTANDING FOR WHICH THE MARKET
        EXCEEDS THE OPTION PRICE                             31.5         31.8             25.6
                                                         ========     ========         ========

     B. AGGREGATE PROCEEDS TO THE COMPANY FROM
        THE EXERCISE OF OPTIONS IN 3.A.:
        1.  CASH RECEIVED UPON EXERCISE                  $1,197.0     $  991.7         $  629.6
        2.  TAX BENEFITS TO BE CREDITED
            TO EQUITY                                        71.2         43.9             34.2
                                                         --------     ---------       ---------

     TOTAL PROCEEDS (SUM OF 1 - 2)                       $1,268.2     $1,035.6         $  663.8
                                                         ========     ========         ========

     C. AVERAGE MARKET PRICE OF THE
        COMPANY'S STOCK                                  $  61.46      $ 45.51         $  38.43
                                                         ========     ========         ========

     D. SHARES WHICH COULD BE REPURCHASED
        UNDER THE TREASURY STOCK
        METHOD (3.B. DIVIDED BY 3.C.)                        20.6         22.8             17.3
                                                         ========     ========         ========

     E. ADDITION TO AVERAGE OUTSTANDING SHARES
        (3.A. - 3.D.)                                        10.9          9.0              8.3
                                                         ========     ========         ========

     F. SHARES FOR FULLY DILUTED EARNINGS PER
        SHARE CALCULATION (2. + 3.E.)                       780.7        790.3            803.7
                                                         ========     ========         ========

     G. FULLY DILUTED EARNINGS PER SHARE
        (1. DIVIDED BY 3.F.)                             $   2.68     $   2.38         $   2.10
                                                         ========     ========         ========

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